SCHEDULE 14C
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INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

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STRATEGIC FUNDS, INC.
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DREYFUS SELECT MANAGERS SMALL CAP GROWTH FUND
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

Dear Shareholder:

The enclosed document is for informational purposes only.  You are not being asked to vote or take action on any matter.  The enclosed document relates to the appointment of additional sub-investment advisers for Dreyfus Select Managers Small Cap Growth Fund (the "Fund"), a series of Strategic Funds, Inc. (the "Company").

Specifically, the Board of Directors of the Company (the "Board") approved the appointment of Nicholas Investment Partners, L.P. ("Nicholas Investment Partners") and King Investment Advisors, Inc. ("King Investment Advisors") as new sub-investment advisers to manage allocated portions of the Fund's assets.  In conjunction with such appointments, the Board approved new sub-investment advisory agreements (each, a "New Sub-Advisory Agreement"), on behalf of the Fund, between The Dreyfus Corporation, the Fund's investment adviser, and Nicholas Investment Partners and King Investment Advisors, respectively.  As was previously communicated to you in a supplement to the Fund's Prospectus, dated July 29, 2011, Nicholas Investment Partners and King Investment Advisors began managing their respective allocated portions of the Fund's investment portfolio on that date.

Further information about Nicholas Investment Partners and King Investment Advisors and the approval of each New Sub-Advisory Agreement is contained in the enclosed document, which you should review carefully.  If you have any questions or need additional information, please call 1-800-DREYFUS.

Sincerely,

Bradley J. Skapyak President Strategic Funds, Inc.

August 31, 2011

Dreyfus Select Managers Small Cap Growth Fund
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York  10166

INFORMATION STATEMENT

This Information Statement is being furnished by the Board of Directors (the "Board") of Strategic Funds, Inc. (the "Company"), on behalf of Dreyfus Select Managers Small Cap Growth Fund (the "Fund"), a series of the Company, to inform shareholders of the Fund about the appointment of Nicholas Investment Partners, L.P. ("Nicholas Investment Partners") and King Investment Advisors, Inc. ("King Investment Advisors") as additional sub-investment advisers for the Fund.  In connection with the appointment of Nicholas Investment Partners and King Investment Advisors, the Board approved new sub-investment advisory agreements (each, a "New Sub-Advisory Agreement"), on behalf of the Fund, between The Dreyfus Corporation ("Dreyfus"), the Fund's investment adviser, and Nicholas Investment Partners and King Investment Advisors, respectively.  Nicholas Investment Partners and King Investment Advisors began managing their respective allocated portion of the Fund's investment portfolio on July 29, 2011.  Nicholas Investment Partners and King Investment Advisors each may be referred to in this Information Statement as the "New Sub-Adviser" and together as the "New Sub-Advisers."

The appointment of Nicholas Investment Partners and King Investment Advisors and the New Sub-Advisory Agreements were approved by the Board upon the recommendation of Dreyfus and EACM Advisors LLC ("EACM"), the Fund's portfolio allocation manager, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the "SEC"), dated December 23, 2009 (the "Exemptive Order"), issued to the Company and Dreyfus.

This Information Statement is being mailed on or about August 31, 2011 to shareholders of record of the Fund as of August 22, 2011.

The principal executive office of the Fund is located at 200 Park Avenue, New York, New York 10166.  A copy of the Fund's most recent Annual Report is available upon request, without charge, by writing to the Company at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144, or by calling toll-free 1-800-DREYFUS.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY THIS INFORMATION STATEMENT AND THE FUND'S MOST RECENT ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT WWW.DREYFUS.COM/PROXYINFO.HTM

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

The Fund uses a "multi-manager" approach by selecting one or more sub-investment advisers to manage the Fund's assets.  Section 15(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser or sub-investment adviser for the mutual fund.  The Company, on behalf of the Fund, and Dreyfus have obtained the Exemptive Order from the SEC, which permits the Fund and Dreyfus, subject to certain conditions and approval by the Board, to hire, terminate or replace sub-investment advisers that are unaffiliated with the Fund or Dreyfus and to modify material terms and conditions of sub-investment advisory arrangements with unaffiliated sub-investment advisers without shareholder approval.  Dreyfus has ultimate responsibility (subject to oversight by the Board) to supervise the sub-investment advisers and recommend the hiring, termination, and replacement of the sub-investment advisers to the Board.  The Exemptive Order also relieves the Fund from disclosing the sub-investment advisory fees paid by Dreyfus to unaffiliated sub-investment advisers in documents filed with the SEC and provided to shareholders.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Directors who are not "interested persons" (as that term is defined in the 1940 Act) of the Fund or Dreyfus (the "Independent Directors"), at an in-person Board meeting (the "Meeting"), unanimously approved (i) the appointment of Nicholas Investment Partners and King Investment Advisors to serve as new sub-investment advisers for the Fund and (ii) each New Sub-Advisory Agreement between Dreyfus and Nicholas Investment Partners and King Investment Advisors, respectively, with respect to the Fund.

The Fund and Dreyfus have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order.  These conditions require, among other things, that Fund shareholders be notified of the retention of a new sub-investment adviser within 90 days of the effective date of the sub-investment adviser's retention.  This Information Statement provides such notice of the changes and presents details regarding the New Sub-Advisers and the New Sub-Advisory Agreements.

INVESTMENT ADVISER

The investment adviser for the Fund is Dreyfus, which is located at 200 Park Avenue, New York, New York 10166.  Founded in 1947, Dreyfus manages approximately $298 billion in 193 mutual fund portfolios.  Dreyfus is the primary mutual fund business of The Bank of New York Mellon Corporation ("BNY Mellon"), a global financial services company focused on helping clients move and manage their financial assets, operating in 36 countries and serving more than 100 markets.  BNY Mellon is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing asset and wealth management, asset servicing, issuer services, and treasury services through a worldwide client-focused team.  BNY Mellon has more than $25 trillion in assets under custody and administration and $1.17 trillion in assets under management, and it services more than $12 trillion in outstanding debt.  Additional information is available at www.bnymellon.com.

Dreyfus provides management services to the Fund pursuant to the management agreement (the "Management Agreement") between the Company, on behalf of the Fund, and Dreyfus.  Pursuant to the Management Agreement, Dreyfus provides investment management of the Fund's portfolio in accordance with the Fund's investment objective and policies as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect.  In connection therewith, Dreyfus obtains and provides investment research and supervises the Fund's continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets.  Dreyfus furnishes to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request.  The Management Agreement permits Dreyfus to enter into sub-investment advisory agreements with one or more sub-investment advisers.  The Management Agreement is subject to annual approval by (i) the Board or (ii) vote of a majority (as defined in the 1940 Act) of the Fund's outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Independent Directors, by vote cast in person at a meeting called for the purpose of voting on such approval.  The Management Agreement is terminable without penalty, on not more than 60 days' notice, by the Board or by vote of the holders of a majority of the Fund's outstanding voting securities, or, on not less than 90 days' notice, by Dreyfus.  The Management Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).  The Management Agreement provides that Dreyfus exercise its best judgment in rendering services to the Fund and that Dreyfus will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, except by reason of willful misfeasance, bad faith or gross negligence in the performance of Dreyfus' duties, or by reason of Dreyfus' reckless disregard of its obligations and duties, under the Management Agreement.

Dreyfus has overall supervisory responsibility for the general management and investment of the Fund's portfolio, and, subject to review and approval by the Board:  (i) sets the Fund's overall investment strategies; (ii) evaluates, selects, and recommends sub-investment advisers to manage all or a portion of the Fund's assets; (iii) when appropriate, allocates and reallocates the Fund's assets among sub-investment advisers; (iv) monitors and evaluates the performance of the Fund's sub-investment advisers, including the sub-investment advisers' compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the sub-investment advisers comply with the Fund's investment objective, policies, and restrictions.

Dreyfus has engaged its affiliate, EACM, as the Fund's portfolio allocation manager, to assist it in evaluating and recommending sub-investment advisers for the Fund.  EACM seeks sub-investment advisers for the Fund that complement each other's specific style of investing, consistent with the Fund's investment goal.  EACM recommends the portion of the Fund's assets to be managed by each sub-investment adviser, which may be adjusted by up to 20% of the Fund's assets without the approval of the Board.  EACM monitors and evaluates the performance of the sub-investment advisers for the Fund and will advise and recommend to Dreyfus and the Board any changes to the Fund's sub-investment advisers.  EACM, located at 200 Connecticut Avenue, Sixth Floor, Norwalk, Connecticut 06854-1940, specializes in multi-manager investment programs for institutional and high net worth clients representing approximately $5.3 billion in assets.  EACM is a wholly-owned subsidiary of BNY Mellon.

The Fund has agreed to pay Dreyfus a management fee at an annual rate of 0.90% of the value of the Fund's average daily net assets.  Dreyfus has contractually agreed, until October 1, 2011, to waive receipt of its fees and/or assume the expenses of the Fund so that the direct expenses of none of the Fund's share classes (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed 1.15%.  As a result of the fee waiver and/or expense reimbursement arrangement, Dreyfus waived all of its management fee of $48,854 for the period June 30, 2010 (commencement of operations of the Fund) to May 31, 2011 (the Fund's fiscal year end).

The following persons are officers and/or directors of Dreyfus:  Jonathan Baum, Chair of the Board and Chief Executive Officer; J. Charles Cardona, President and a director; Diane P. Durnin, Vice Chair and a director; Bradley J. Skapyak, Chief Operating Officer and a director; Dwight Jacobsen, Executive Vice President and a director; Jeffrey D. Landau, Executive Vice President and a director; Patrice M. Kozlowski, Senior Vice President–Corporate Communications; Gary E. Abbs, Vice President–Tax; Jill Gill, Vice President–Human Resources; Joanne S. Huber, Vice President–Tax; Anthony Mayo, Vice President–Information Systems; John E. Lane, Vice President; Jeanne M. Login, Vice President; Gary Pierce, Controller; Joseph W. Connolly, Chief Compliance Officer; James Bitetto, Secretary; and Robert G. Capone, Mitchell E. Harris, Cyrus Taraporevala and Scott E. Wennerholm, directors.  Messrs. Skapyak, Connolly and Bitetto also serve as officers of the Company.  Mr. Skapyak serves as President, Mr. Connolly serves as Chief Compliance Officer and Mr. Bitetto serves as Vice President and Assistant Secretary of the Company.  No other officers or directors of Dreyfus serve as officers or Directors of the Company.  The address of each officer and/or director of Dreyfus is 200 Park Avenue, New York, New York 10166.

NEW SUB-ADVISERS

Nicholas Investment Partners, located at 6451 El Sicomoro, Rancho Santa Fe, California 92067, is an employee owned limited partnership formed under Delaware law in March 2006.  As of April 30, 2011, Nicholas Investment Partners had approximately $540 million in assets under management.

King Investment Advisors, located at 1980 Post Oak Boulevard, Suite 2400, Houston, Texas 77056-3898, is a privately owned corporation founded January 1, 1981.  The firm is 100% employee owned.  As of April 30, 2011, King Investment Advisors had approximately $525 million in assets under management.

In managing the portion of the Fund's assets allocated to it, Nicholas Investment Partners uses a bottom-up approach to security selection, combining rigorous fundamental analysis with the discipline and objectivity of quantitative analytics.  Nicholas Investment Partners seeks to identify companies demonstrating a combination of the following:  1) Positive Change:  Companies exhibiting growth that manage change advantageously and are poised to exceed expectations.  Sources of positive change may include a new product, competitive advantage, industry dynamics, regulatory change or management change; 2) Sustainability:  Positive change must also be sustainable and supported by the company's long-term earnings potential, financial strength and quality of management; and 3) Timeliness:  The timeliness of investment is confirmed by evaluating the stock's relative price strength, liquidity, institutional sponsorship, market sentiment and economic factors impacting the company.  Nicholas Investment Partners typically sells a stock that no longer meets the investment criteria of positive change, sustainability or timeliness, which Nicholas Investment Partners confirms through additional research, if the stock appreciates beyond the Fund's concentration or capitalization limits, or Nicholas Investment Partners determines that a better investment opportunity exists.

In managing the portion of the Fund's assets allocated to it, King Investment Advisors adheres to an investment discipline called the Business Valuation Approach.  Specifically, King Investment Advisors seeks to identify stocks that are trading at a discount to their private-market value, reduced price to earnings growth, or at the lower end of their valuation range.  King Investment Advisors looks for stocks that have potential catalysts that should spur appreciation.  This could include companies with a clear commitment to enhancing shareholder value, companies undergoing restructuring, asset sales or stock buybacks, or companies that are a potential acquisition target.  King Investment Advisors employs a bottom-up approach to stock selection.  The sell discipline is driven by fundamentals, but poor relative performance may cause a stock to be considered a candidate for sale.  King Investment Advisors typically sells a stock when price objectives are met, fundamentals change, and/or more attractive opportunities are found.

Catherine C. Nicholas is responsible for the day-to-day management of the portion of the Fund's portfolio that is managed by Nicholas Investment Partners.  Ms. Nicholas is a Managing Partner, Chief Investment Officer and co-founder of Nicholas Investment Partners.

Roger E. King, CFA, Pat H. Swanson, CFA, and Leah R. Bennett, CFA, are responsible for the day-to-day management of the portion of the Fund's portfolio that is managed by King Investment Advisors.  Messrs. King and Swanson and Ms. Bennett are principals and portfolio managers at King Investment Advisors.  Mr. King, co-founder of King Investment Advisors, has served as President of King Investment Advisors since 1986.  Mr. Swanson is Managing Director and Chief Compliance Officer of King Investment Advisors, which he joined in 1993.  Ms. Bennett is Managing Director and Chief Investment Officer of King Investment Advisors, which she joined in 1995.

Neither Nicholas Investment Partners nor King Investment Advisors currently serve as investment adviser or sub-investment adviser to any investment companies having similar investment objectives and policies as the Fund.

Each New Sub-Adviser was approved by the Board to serve as an additional sub-investment adviser for the Fund at the Meeting.  Neither of the New Sub-Advisers is affiliated with Dreyfus, and each New Sub-Adviser discharges its respective responsibilities subject to the oversight and supervision of Dreyfus.  Under the respective New Sub-Advisory Agreement, Dreyfus, and not the Fund, compensates the New Sub-Adviser out of the fee Dreyfus receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to Dreyfus as a consequence of the addition of the New Sub-Advisers or the implementation of the New Sub-Advisory Agreements.  The fees paid by Dreyfus to each New Sub-Adviser depend upon the fee rates negotiated by Dreyfus and on the percentage of the Fund's assets allocated to the New Sub-Adviser.  In accordance with procedures adopted by the Board, each New Sub-Adviser may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

The names and principal occupations of the principal executive officers of Nicholas Investment Partners are:  Catherine C. Nicholas, Managing Partner and Chief Investment Officer; Arthur Nicholas, Senior Partner; John D. Wiley, Partner and Portfolio Manager; Laura DeMarco, Partner and Director of Client Service and Marketing; Christopher Siriani, Partner, Chief Operations Officer, and Chief Compliance Officer; Jennifer Roper, Partner and Chief Administrative Officer; Tammy Wiseman, Partner and Marketing Manager.  The address of each principal executive officer listed above, as it relates to the person's position with Nicholas Investment Partners, is 6451 El Sicomoro, Rancho Santa Fe, California 92067.

The names and principal occupations of the principal executive officers of King Investment Advisors are:  Roger E. King, CFA, President and Member of the Investment Advisory Group; Pat H. Swanson, Managing Director, Portfolio Manager, Chief Compliance Officer, and Member of the Investment Advisory Group; Leah R. Bennett, Managing Director, Portfolio Manager, Chief Investment Officer, and Member of the Investment Advisory Group; Dana B. Croswhite, Senior Vice President and Member of the Investment Advisory Group; Bryan W. Lester, Member of the Investment Advisory Group; Michael J. Zarich, Senior Vice President and Director of Business Development; Jane D. Lightfoot, Office Manager.  The address of each principal executive officer listed above, as it relates to the person's position with King Investment Advisors, is 1980 Post Oak Boulevard, Suite 2400, Houston, Texas 77056-3898.

NEW SUB-ADVISORY AGREEMENTS

Each New Sub-Advisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of approving the New Sub-Advisory Agreements.  Each New Sub-Advisory Agreement will continue until November 30, 2012, and thereafter is subject to annual approval by the Board, including a majority of the Independent Directors.

The terms of the New Sub-Advisory Agreements are substantially similar to the sub-investment advisory agreements between Dreyfus and each of Riverbridge Partners, LLC, Geneva Capital Management Ltd., and Cupps Capital Management, LLC, the Fund's three other sub-investment advisers.

Each New Sub-Advisory Agreement provides that, subject to Dreyfus' supervision and approval, the New Sub-Adviser provide investment advisory assistance and day-to-day management with respect to the portion of the Fund's assets allocated to it.  Each New Sub-Adviser, among other respective duties, will obtain and provide investment research, conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets allocated to it, including the placement of portfolio transactions for execution with brokers or dealers.  Each New Sub-Adviser also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund's assets.  Each New Sub-Advisory Agreement provides that the New Sub-Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or Dreyfus, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the New Sub-Adviser's duties, or by reason of the New Sub-Adviser's reckless disregard of its obligations and duties, under the New Sub-Advisory Agreement.

Each New Sub-Advisory Agreement provides that the New Sub-Adviser be compensated based on the average daily net assets of the Fund allocated to it.  Each New Sub-Adviser is compensated from the fees that Dreyfus receives from the Fund.  Each New Sub-Adviser generally will bear the expenses it incurs in connection with its activities under the respective New Sub-Advisory Agreement.  All other expenses to be incurred in the operation of the Fund (other than those borne by Dreyfus) will be borne by the Fund.

Each New Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by:  (i) Dreyfus on not more than 60 days' notice to the New Sub-Adviser; (ii) the Board or by vote of the holders of a majority of the Fund's outstanding voting securities on not more than 60 days' notice to the New Sub-Adviser; or (iii) the New Sub-Adviser on not less than 90 days' notice to the Company and Dreyfus.  Each New Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment.

CONSIDERATIONS OF THE BOARD

At the Meeting, Dreyfus and EACM recommended the appointment of Nicholas Investment Partners and King Investment Advisors to serve as new sub-investment advisers for the Fund.  The recommendation of each of Nicholas Investment Partners and King Investment Advisors was based on, among other information, EACM's review and due diligence reports relating to Nicholas Investment Partners and King Investment Advisors and their respective investment advisory services.  In the opinion of Dreyfus and EACM, the proposed allocation to Nicholas Investment Partners and King Investment Advisors of a portion of the Fund's assets would allow Nicholas Investment Partners and King Investment Advisors to effectively complement the Fund's three other sub-investment advisers, Riverbridge Partners, LLC, Geneva Capital Management Ltd., and Cupps Capital Management, LLC, and increase portfolio diversification, as well as help avoid any potential capacity constraints that may arise if the Fund continues its steady asset growth, and would be in the best interests of the Fund's shareholders.  The target percentage of the Fund's assets to be allocated to Nicholas Investment Partners and King Investment Advisors, and the reduction to the target percentage of the Fund's assets currently allocated to the other sub-investment advisers, will occur over time.

At the Meeting, the Board, including a majority of the Independent Directors, considered and approved each New Sub-Advisory Agreement.  As to each New Sub-Advisory Agreement, in determining whether to approve the New Sub-Advisory Agreement, the Board considered the due diligence materials prepared by EACM and other information received in advance of the Meeting, which included:  (i) a copy of the New Sub-Advisory Agreement between Dreyfus and the New Sub-Adviser; (ii) information regarding the process by which EACM recommended and Dreyfus selected and recommended the New Sub-Adviser for Board approval; (iii) information regarding the nature, extent and quality of the services the New Sub-Adviser would provide to the Fund; (iv) information regarding the New Sub-Adviser's reputation, investment management business, personnel, and operations; (v) information regarding the New Sub-Adviser's brokerage and trading policies and practices; (vi) information regarding the level of sub-investment advisory fees to be charged by the New Sub-Adviser; (vii) information regarding the New Sub-Adviser's compliance program; (viii) information regarding the New Sub-Adviser's historical performance returns managing investment mandates similar to the Fund's investment mandate, with such performance compared to relevant indices; and (ix) information regarding the New Sub-Adviser's financial condition.  The Board also considered the substance of discussions with representatives of Dreyfus and EACM at the Meeting.  Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

Nature, Extent and Quality of Services to be Provided by the New Sub-Advisers.  As to each New Sub-Adviser, in examining the nature, extent and quality of the services to be provided by the New Sub-Adviser to the Fund, the Board considered (i) the New Sub-Adviser's organization, history, reputation, qualification and background, as well as the qualifications of its personnel; (ii) its expertise in providing portfolio management services to other similar investment portfolios and the performance history of those portfolios; (iii) its proposed investment strategy for the Fund; (iv) its long- and short-term performance relative to comparable mutual funds and unmanaged indices; and (v) its compliance program.  The Board specifically took into account each New Sub-Adviser's investment process and research resources and capabilities, evaluating how the New Sub-Adviser would complement the Fund's existing sub-investment advisers.  The Board also discussed the acceptability of the terms of the New Sub-Advisory Agreements, noting the substantial similarity to the terms of the Fund's other sub-investment advisory agreements.  The Board also considered the review process undertaken by EACM, subject to Dreyfus' supervision, and EACM's favorable assessment of the nature and quality of the sub-investment advisory services expected to be provided to the Fund by the New Sub-Advisers.  The Board concluded that the Fund will benefit from the quality and experience of the New Sub-Advisers' investment professionals.  Based on their consideration and review of the foregoing information, as to each New Sub-Adviser, the Board concluded that the nature, extent and quality of the sub-investment advisory services to be provided by the New Sub-Adviser were adequate and appropriate in light of the New Sub-Adviser's experience in managing small cap growth equity assets, the New Sub-Adviser's portfolio management and research resources to be applied in managing the Fund's portfolio, and Dreyfus' and EACM's recommendation to engage the New Sub-Adviser, and supported a decision to approve the respective New Sub-Advisory Agreement.

Investment Performance of the New Sub-Advisers.  Because each New Sub-Adviser was a newly-appointed sub-investment adviser for the Fund, the Board could not consider the New Sub-Adviser's investment performance in managing the Fund as a factor in evaluating the respective New Sub-Advisory Agreement during the Meeting.  However, the Board did review each New Sub-Adviser's historical performance record in managing other portfolios that were comparable to the Fund with respect to its investment mandate.  The Board also discussed with representatives of Dreyfus and EACM the investment strategies to be employed by each New Sub-Adviser in the management of its portion of the Fund's assets.  As to each New Sub-Adviser, the Board noted the New Sub-Adviser's reputation and experience with respect to small cap growth equity investing, each portfolio manager's experience in selecting small cap growth stocks, and EACM's experience and reputation in selecting, evaluating, and overseeing investment managers.  Based on these factors, the Board supported a decision to approve each New Sub-Advisory Agreement.

Costs of Services to be Provided.  The Board considered the proposed fees payable under each New Sub-Advisory Agreement, noting that the proposed fees would be paid by Dreyfus, and not the Fund, and, thus, would not impact the fees paid by the Fund.  The Board concluded that the proposed fees payable to each New Sub-Adviser by Dreyfus with respect to the assets to be allocated to the respective New Sub-Adviser in its capacity as sub-investment adviser were reasonable and appropriate.

Profitability and Economies of Scale to be Realized.  The Board recognized that, because each New Sub-Adviser's fees would be paid by Dreyfus, and not the Fund, an analysis of economies of scale and profitability was more appropriate in the context of the Board's consideration of the Management Agreement.  Accordingly, considerations of profitability and economies of scale with respect to the New Sub-Advisers were not relevant to the Board's determination to approve the New Sub-Advisory Agreements.

The Board also considered, as to each New Sub-Adviser, whether there were any ancillary benefits that may accrue to the New Sub-Adviser as a result of the New Sub-Adviser's relationship with the Fund.  The Board concluded that each New Sub-Adviser may direct Fund brokerage transactions to certain brokers to obtain research and other services.  However, the Board noted that each New Sub-Adviser was required to select brokers who met the Fund's requirements for seeking best execution, and that Dreyfus monitored and evaluated each New Sub-Adviser's trade execution with respect to Fund brokerage transactions on a quarterly basis and provided reports to the Board on these matters.  The Board concluded that the benefits that were expected to accrue to the New Sub-Advisers by virtue of their respective relationship with the Fund were reasonable.

In considering the materials and information described above, the Independent Directors received assistance from, and met separately with, their independent legal counsel, and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and sub-investment advisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Directors, with the assistance of independent legal counsel, concluded, as to each New Sub-Advisory Agreement, that the initial approval of the New Sub-Advisory Agreement was in the best interests of the Fund, and approved the New Sub-Advisory Agreements for the Fund.

GENERAL INFORMATION

Other Fund Service Providers

MBSC Securities Corporation ("MBSC"), a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as distributor of the Fund's shares pursuant to a distribution agreement between the Company and MBSC.

The Bank of New York Mellon, an affiliate of Dreyfus, located at One Wall Street, New York, New York 10286, serves as the Fund's custodian and provides the Fund with cash management services.

Dreyfus Transfer, Inc., a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, is the Fund's transfer and dividend disbursing agent.

Payments to Affiliated Brokers

For the period June 30, 2010 (commencement of operations of the Fund) to May 31, 2011 (the Fund's fiscal year end), the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of July 29, 2011, the Fund had 6,772,740.391 total shares of common stock outstanding.  Set forth below is information as to those shareholders known by the Company to own beneficially 5% or more of the indicated class of the Fund's outstanding voting shares as of July 29, 2011.

Name and Address	Amount of Outstanding Shares Held	Percentage of Outstanding Shares of Class Held

Class A

Pershing LLC P.O. Box 2052 Jersey City, NJ 07303-2052	35,017.987	52.7513%

MBSC Securities Corporation 100 White Clay Center Drive Suite 102 Newark, DE 19711-5480	10,538.666	15.8755%

Class C

MBSC Securities Corporation 100 White Clay Center Drive Suite 102 Newark, DE 19711-5480	10,606.548	86.0541%

RBC Capital Markets Corporation 610 Newport Center Drive #900 Newport Beach, CA 92660-6448	691.182	5.6078%

Class I

SEI Private Trust Company Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456-9989	6,558,490.240	97.9723%

Under the 1940 Act, a shareholder that beneficially owns, directly or indirectly, more than 25% of the Fund's outstanding voting securities may be deemed a "control person" (as defined in the 1940 Act) of the Fund.

As of July 29, 2011, Robin A. Melvin, a Director of the Company, beneficially owned 2,933.668 Class A shares of the Fund, representing 4.4193% of the outstanding Class A shares of the Fund.  As of July 29, 2011, none of the other Directors or officers of the Company owned any of the Fund's outstanding shares.